Duma Featured on Cover of Houston Business Journal
Zacks Analyst Sets 6-month Price Target at $5

Houston, Texas - Oct. 2, 2012 - Duma Energy Corp. (OTCBB:DUMA) has been featured in a Houston Business Journal cover story following an interview with CEO Jeremy G. Driver that covers Duma's recently announced venture into Namibia, Africa. The article appeared on the front cover of the Sept 28, 2012 issue.

In addition, Duma recently received an "Outperform" rating by Zacks Investment Research with a 6-month price target of $5.00. The Zacks analyst report is now available on the Company's website at www.duma.com and the news article is available at HoustonBusinessJournal.

About Duma Energy Corp.
Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3-million acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com

Investor Relations
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Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.